As filed with the Securities and Exchange Commission on December 1, 1998
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                             BIG ENTERTAINMENT, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             FLORIDA                                    65-0385686
---------------------------------------    ------------------------------------
     (State or other jurisdiction of       (IRS Employer Identification Number)
     incorporation or organization)

   2255 Glades Road, Suite 237 West                 Mitchell Rubenstein
      Boca Raton, Florida 33431                   Chief Executive Officer
            (561) 998-8000                        Big Entertainment, Inc.
---------------------------------------      2255 Glades Road, Suite 237 West
  (Address, including zip code and               Boca Raton, Florida 33431
telephone number, including area code,         Telephone No. (561) 998-8000
  of registrant's principal offices)           Facsimile No. (561) 998-2974
                                         ---------------------------------------
                                         (Name, address, including zip code, and
                                          telephone number, including area code,
                                                  of agent for service)

                          COPIES OF COMMUNICATIONS TO:
                              Dale S. Bergman, P.A.
                              Nina S. Gordon, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                                   Suite 3000
                              Miami, Florida 33131
                          Telephone No. (305) 373-9400
                          Facsimile No. (305) 373-9443

                           ---------------------------
        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.
                           ---------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                             PROPOSED MAXIMUM              PROPOSED MAXIMUM            AMOUNT OF
       TITLE OF SHARES               AMOUNT TO                OFFERING PRICE              AGGREGATE OFFERING         REGISTRATION
      TO BE REGISTERED             BE REGISTERED               PER SHARE(1)                    PRICE(1)                   FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                       620,384(13)                  $3.4978                    $2,169,979.16               $603.25
  $.01 par value(2)                    shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                       113,071(13)                  $4.6266                     $523,134.29                $145.43
  $.01 par value(3)                    shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                       133,333(13)                   $5.00                      $666,665.00                $185.33
  $.01 par value(4)                    shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                         167,517                     $4.35                      $728,698.95                $202.58
  $.01 par value(5)(6)                 shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                         112,345                    $5.25625                    $590,513.41                $164.16
  $.01 par value(7)(6)                 shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                          33,833                     $5.625                     $190,310.63                $52.91
  $.01 par value(8)(6)                 shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                          22,722                     $6.75                      $153,373.50                $42.64
  $.01 par value(9)(6)                 shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                          25,000                     $5.175                     $129,375.00                $35.97
  $.01 par value(10)(6)                shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                          16,667                     $6.255                     $104,252.09                $28.98
  $.01 par value(11)(6)                shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                          20,000                     $7.00                      $140,000.00                $38.92
  $.01 par value(12)                   shares
=====================================================================================-----------------------------------------------
                                                                                              Total Fee:                $1,500.17
                                                                                     ===============================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Represents shares issuable upon the conversion of 200 outstanding shares of the Company's 7% Series D Convertible Preferred Stock at a maximum conversion price of $3.4978 per share.
(3) Represents shares issuable upon the conversion of 50 outstanding shares of the Company's 7% Series D Convertible Preferred Stock at a maximum conversion price of $4.6266 per share.
(4) Represents shares issuable upon the conversion of 50 outstanding shares of the Company's 7% Series D-2 Convertible Preferred Stock at a maximum conversion price of $5.00 per share.
(5) Represents shares issuable upon the exercise of a warrant issued by the Company having an exercise price of $4.35 per share.
(6) Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrant.
(7) Represents shares issuable upon the exercise of a warrant issued by the Company having an exercise price of $5.25625 per share. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrant.
(8) Represents shares issuable upon the exercise of a warrant issued by the Company having a maximum exercise price of $5.625 per share. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrant.
(9) Represents shares issuable upon the exercise of a warrant issued by the Company having a maximum exercise price of $6.75 per share. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrant.
(10) Represents shares issuable upon the exercise of a warrant issued by the Company having a maximum exercise price of $5.175 per share. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrant.
(11) Represents shares issuable upon the exercise of a warrant issued by the Company having a maximum exercise price of $6.255 per share. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrant.
(12) Represents shares issuable as dividends to the holder of the Company's 4% $100 Series C Convertible Preferred Stock.
(13) In order to provide for (i) fluctuations in the market price of the Common Stock, (ii) provisions for determining the conversion price of the Series D and the Series D-2 Preferred Stock, and (iii) for shares of Common Stock which may be issued in payment of dividends of the Series D and the Series D-2 Preferred Stock, the aggregate number of shares of Common Stock registered hereby exceeds the aggregate number of such shares issuable upon conversion of shares of Series D and the Series D-2 Preferred Stock at the respective conversion prices in effect on the date hereof. See "Description of Securities."

         This Registration Statement also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

================================================================================

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 1, 1998

PROSPECTUS

                                1,264,872 SHARES

                             BIG ENTERTAINMENT, INC.
                                  COMMON STOCK

This Prospectus relates to a total of 1,264,872 shares of Common Stock of Big Entertainment, Inc., a Florida corporation ("Big Entertainment" or the "Company"), consisting of: 733,455 shares of Common Stock issuable to the holders of the outstanding shares of the Company's 7% Series D Convertible Preferred Stock (the "Series D Preferred Stock") either upon conversion of the Series D Preferred Stock or as dividends thereon; 133,333 shares of Common Stock issuable to the holder of the outstanding shares of the Company's 7% Series D-2 Convertible Preferred Stock (the "Series D-2 Preferred Stock") either upon conversion of the Series D-2 Preferred Stock or as dividends thereon; 378,084 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock; and 20,000 shares of Common Stock to be issued as stock dividends to the holder of the Company's 4% $100 Series C Convertible Preferred Stock (the "Series C Preferred Stock"). The shares covered by this Prospectus may be sold from time to time by the holders of the shares (the "Selling Shareholders"). The Company is registering these shares pursuant to its commitments with the Selling Shareholders to register them, and will pay the expenses of registering the shares. The Company will not receive any proceeds from the sales of the shares, but will receive approximately $1,896,500 from the exercise of the warrants if the cashless exercise provisions of the warrants are not used.

         The Selling Shareholders may from time to time sell all or a portion of the offered shares in transactions in the over-the-counter market, on the Nasdaq SmallCap Market, the Boston Stock Exchange, the Philadelphia Stock Exchange, or on any other exchange on which the Company's Common Stock may then be listed. These transactions may be privately negotiated or otherwise, at market prices prevailing at the time of sale or other prices. The Selling Shareholders may sell the shares to or through broker-dealers who may be paid through underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the shares for acting as agents (and such compensation may be in excess of customary commissions). The Selling Shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the shares. The Company will indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

         Big Entertainment's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "BIGE" and is listed on the Boston and Philadelphia Stock Exchanges under the symbol "BIG." On November 30, 1998, the last reported sales price of Big Entertainment's Common Stock on the Nasdaq SmallCap Market was $15.00 per share.

                        --------------------------------

       YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3
                              OF THIS PROSPECTUS.

                        --------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE
  YOU WITH DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY
     STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE
              OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                              --------------------

               The date of this Prospectus is December ____, 1998

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
BIG ENTERTAINMENT...........................................................1

FORWARD-LOOKING STATEMENTS..................................................3

RISK FACTORS................................................................3

USE OF PROCEEDS.............................................................9

SELLING SHAREHOLDERS.......................................................10

PLAN OF DISTRIBUTION.......................................................12

DESCRIPTION OF SECURITIES..................................................13

LEGAL MATTERS..............................................................16

EXPERTS....................................................................16

WHERE YOU CAN FIND MORE INFORMATION........................................17

                                BIG ENTERTAINMENT

         THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED LATER IN THIS PROSPECTUS AND ALL OTHER INFORMATION, INCLUDING THE FINANCIAL INFORMATION AND STATEMENTS WITH NOTES, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS.

GENERAL

         Big Entertainment is a diversified entertainment company presently engaged in the development and licensing of intellectual properties, the development and licensing of books and the operation of entertainment-related retail stores. Big Entertainment conducts these activities through the Company and its subsidiaries, including 51%-owned Tekno Books as well as through a joint venture known as NetCo Partners, in which the Company has a 50% ownership interest.

         The Company has just launched "WWW.BIGE.COM," which the Company intends to be the world's largest online entertainment studio store selling licensed branded merchandise from Hollywood studios, television networks, and popular culture, although there can be no assurances that this goal will be achieved. The Company's online Internet studio store will carry merchandise from more than 150 film and television titles and from popular culture. In addition, "WWW.BIGE.COM" will be the exclusive movie merchandise store on "USATODAY.COM," one of the most frequently visited sites on the Internet, and on FILM.COM, a part of Real Networks. The new Internet studio store is owned by the Company's wholly-owned subsidiary, Big Online, Inc.

         The Company has agreed to contribute its intellectual properties, but not its online business, to a newly formed entity, Huge Entertainment. When this transaction is completed, the Company will have a 51.75% ownership interest in Huge Entertainment (on a pre-IPO basis). Plans are for Huge Entertainment to go public in an IPO and for shareholders of Big Entertainment to receive shares in Huge Entertainment, although there can be no assurances that these transactions will be completed as planned. All of the Company's intellectual properties activities will then be conducted through Huge Entertainment.

         Until the Company completes the Huge Entertainment transaction, the Company operates through three divisions: its intellectual properties division; Big Online, Inc., the owner of "WWW.BIGE.COM" which has just begun operations; and its entertainment retail division.

INTERNET E-COMMERCE STORE - "WWW.BIGE.COM." The new online store, "WWW.BIGE.COM," has just been launched with a product line that includes branded licensed merchandise from Hollywood studios, television networks, and popular culture, such as Southpark, Wrestling, Rug Rats, Star Trek, and Teletubbies. The Company has entered into an agreement with USA Today Information Network to be the exclusive e-commerce movie merchandise store on the newspaper's frequently visited (estimated 6 million visitors per month) web site "WWW.USATODAY.COM." The Company's e-commerce web site will appear on usatoday.com's Homefront Page as well as the Front Pages of the Movies, Entertainment and Life sections of "WWW.USATODAY.COM." The owner of USA Today is Gannett Co., Inc., a shareholder in the Company. The Company has also entered into an agreement to become the movie merchandise store for "FILM.COM," a division of Real Networks and a leading Internet site for film reviews and presentations of trailers and short films. The Company is currently engaged in discussions to expand its e-commerce presence with other major search engines and portal companies; such discussions are presently ongoing and there can be no assurances that these discussions will result in any definitive agreements or ventures for e-commerce merchandising.

         THE INTELLECTUAL PROPERTIES DIVISION. The intellectual properties division owns the exclusive rights to certain original characters and concepts created by best-selling authors and media celebrities and it licenses such rights across all media, including books, films and television, multi-media software, toys and other products. The Company and NetCo Partners acquire the rights to these intellectual properties pursuant to agreements that generally grant them the exclusive rights to the intellectual properties and the right to use the creator's name in the titles of the intellectual properties (such as MICKEY SPILLANE'S MIKE DANGER and LEONARD NIMOY'S PRIMORTALS). The intellectual properties division also includes a book development and book licensing operation that develops and executes book projects, typically with best-selling authors, and then licenses the books for publication with book publishers such as HarperCollins, Bantam Doubleday Dell, Random House, Simon & Schuster, Viking Press and Warner Books.

         THE ENTERTAINMENT RETAIL DIVISION. The entertainment retail division operates a chain of retail studio stores and "Super/bullet/Kiosks" that sell entertainment-related merchandise. In addition, the Company has an agreement with The ABC Television Network, a division of The Walt Disney Company, under which the entertainment retail division runs ABC video clips on the television monitors in the Super/bullet/Kiosks in exchange for promotional and advertising spots on ABC affiliate television stations. The Company has substantially curtailed its traditional retail operations during 1998 and is currently focusing on the operation of its new Internet-based retailing venture, "WWW.BIGE.COM." See "Mall-based Retail Stores and Kiosks" in the "Risk Factors" section of this Prospectus.

         The executive offices of the Company are located at 2255 Glades Road, Suite 237 West, Boca Raton, Florida 33431, and its telephone number is (561) 998-8000.

                           FORWARD-LOOKING STATEMENTS

         The Company cautions you that certain important factors may affect its actual results and could cause those results to differ materially from any forward-looking statements made in this Prospectus or that are otherwise made by or on behalf of the Company. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations. Differences in actual results can be caused by factors such as those discussed in the section captioned "Risk Factors" below as well as those discussed elsewhere in this Prospectus and in the Company's filings with the SEC.

                                  RISK FACTORS

         THE SHARES OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE INVESTING, YOU SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

         LIMITED OPERATING HISTORY. The Company began generating revenues and emerged from the development stage in the fourth quarter of 1994. Accordingly, the Company has a limited operating history from which to evaluate its prospects. You must consider the Company's prospects in light of the numerous risks, expenses, problems and difficulties typically encountered in connection with the establishment of a business, the development and introduction of new lines of business and products, and the competitive environment in which the Company operates. The Company cannot assure you that it will be able to successfully implement its current operating plan.

         OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has incurred significant net losses since its inception, including net losses of $2,995,347 and $6,655,609 for the years ended December 31, 1997 and 1996, respectively, and $6,362,573 and $3,249,323 for the nine months ended September 30, 1998 and 1997, respectively. The Company had accumulated deficits of $25,223,610 and $21,992,633 at December 31, 1997 and 1996, respectively, and $31,773,334 and
$25,407,639 at September 30, 1998 and 1997, respectively.

         The Company has made several modifications to its initial business plan in an effort to reverse these ongoing losses. During 1997, the Company stopped publishing comic books, an activity that required a substantial amount of resources and was not profitable. Essentially all of the overhead associated with comic book publishing was eliminated by the second quarter of 1997.

         At the same time, the Company decided to expand its retail operations and initiated this expansion with the development of three prototype in-line retail stores which opened in the fourth quarter of 1997. The Company spent substantial resources in developing the prototype in-line stores, including professional fees and expenses incurred to design the new stores, the hiring of additional field and administrative personnel, selection and acquisition of new hardware and software for a new retail accounting and merchandising system to be implemented, and other capital expenditures. During 1998, the Company further evaluated its mall-based retail business, and closed 21 of its marginal kiosk units. The Company also has curtailed its retail store expansion plans and instead plans to focus its future efforts in the retail area on the operation of its new e-commerce Internet studio store, "WWW.BIGE.COM." The Company is currently attempting to sell its remaining retail mall-based business, but plans to retain its e-commerce Internet business. There can be no assurances, however, that the Company will be able to accomplish these plans.

         In addition, the Company continues to acquire and develop its base of intellectual properties and negotiate additional licensing agreements. These activities are not capital intensive but require a substantial amount of time from its senior executives. While the Company believes these measures will reverse operating losses, it cannot assure that the revenues generated by the intellectual property, retail stores and its new e-commerce venture will offset the associated expenses.

         AVAILABILITY OF CASH AND WORKING CAPITAL. The Company's cash and cash equivalents totaled $887,153 at December 31, 1997 and $1,675,852 at December 31, 1996. The Company had working capital deficit of $491,513 at December 31, 1997 compared to working capital of $1,285,093 at December 31, 1996. At September 30, 1998, the Company had cash and cash equivalents of $200,889 and a working capital deficit of $373,113. The $3 million in gross proceeds from the issuance of the Company's Series D and Series D-2 Convertible Preferred Stock were not received until after September 30, 1998. During the year ended December 31, 1997, the Company used $4,012,481 of cash to fund its operating activities and incurred a net loss of $2,995,347 during such period. Net cash used in operating activities during the nine months ended September 30, 1998 was $3,625,395, and the Company's net loss during such period was $6,362,573.

         The long-term financial success of the Company depends on its ability to generate enough revenue to offset operating expenses. The Company continues to seek additional financing to fund its growth plan and for working capital. This additional financing may result in dilution to the Company's shareholders. Based on the Company's currently proposed plans and assumptions relating to its operations, the Company believes that anticipated cash flows when combined with other potential sources of capital will be enough to meet its working capital requirements for approximately the next 12 months. If the Company's plans change or its assumptions prove to be inaccurate, the Company may need to seek further financing or curtail its operations. The Company cannot assure you that any additional financing will be available or if available, that it will be on favorable terms.

         MALL-BASED RETAIL STORES AND KIOSKS. The success of the Company's entertainment retail division depends on its ability to operate Big Entertainment studio stores and kiosks profitably. The Company has closed 21 marginal kiosk locations to date in 1998 and currently has 15 mall-based retail stores and kiosks in operation. The Company plans to close additional kiosk locations after the 1998 holiday season, as the Company plans to focus its retail activities through its new e-commerce Internet studio store, "WWW.BIGE.COM." The Company has been evaluating the results of its studio store and kiosk operations and has made modifications and curtailed operating and administrative costs where appropriate. It is uncertain whether the Company will be successful in the future operation of its mall-based studio stores and kiosks, or whether these operations will be further curtailed or eliminated in the future. The Company is currently marketing its retail operations for sale (other than the Internet studio store, which the Company plans to retain), although the Company cannot assure you that it will be able to sell the retail operation for a price and on terms that will be attractive to the Company.

         COMPETITION. Competition is intense in the entertainment industry. In the licensing market, the Company has numerous competitors, and many of them have more financial resources than the Company. The Company's entertainment retail division competes for sales with specialty stores and other retail outlets offering entertainment merchandise. The Company's new e-commerce Internet studio store, "WWW.BIGE.COM," competes for sales with numerous other Internet-based retail businesses throughout the World Wide Web. The number of web sites competing for consumers' attention and spending has increased and is expected to continue to increase. The Company's e-commerce web site, like its studio stores and kiosks, also compete with conventional store-based and catalog retailers. Increased competition could result in price reductions, reduced margins or inability to obtain sufficient market share to be successful, any of which could adversely affect the Company's business. The Company cannot assure that it will be able to compete successfully in any of these markets.

         IMPACT OF THE YEAR 2000. The Year 2000 issue is the result of computer programs and other business systems being written using two digits rather than four to represent the year. Many of the time-sensitive applications and business systems of the Company and its vendors may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in system failure or disruption of operations. The Year 2000 problem will impact the Company. An assessment of the Year 2000 exposure has been made by the Company and the plans to resolve the related issues are being implemented. The Company believes it will be able to achieve Year 2000 compliance in a timely manner. The Company has also made inquiries of significant vendors to ensure that the Company' operations are not disrupted through these relationships and that the Year 2000 issues are resolved in a timely manner. The Company believes that it will satisfactorily resolve all significant Year 2000 problems and that the related costs will not be material. Estimates of Year 2000 related costs are based on numerous assumptions, including the continued availability of certain resources, the ability to correct all relevant applications and third party remediation plans. There is no guarantee that the estimates will be achieved and actual costs could differ materially from those anticipated.

         LACK OF OPERATING HISTORY, POTENTIAL FLUCTUATIONS IN OPERATING RESULTS AND UNPREDICTABILITY OF FUTURE REVENUE RELATED TO E-COMMERCE. The Company's e-commerce store division has only recently commenced operations and there is no operating history from which to evaluate its prospects. As with the Company overall, the e-commerce store division's prospects must be considered in light of the numerous risks, expenses, problems and difficulties typically encountered in establishing a new business and developing and introducing new products. The Company's e-commerce store operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. These factors include but are not limited to the level of Internet usage and traffic levels on the Company's web site, both of which can fluctuate significantly as a result of various unpredictable events. Examples of these events are the Company's ability to enter into or renew key agreements such as the Company's recent agreement with USA Today Information Network, the amount and timing of the Company's costs related to marketing efforts or other initiatives, fees paid by the Company for distribution or other costs incurred by the Company as it expands its operations, new products or services introduced by the Company or the Company's competitors, technical difficulties or system downtime affecting the Internet generally or the operation of the Company's web site, and economic conditions specific to the Internet as well as general economic conditions. Therefore, the

Company's operating results for any particular period may not be indicative of future operating results.

         SYSTEM RISKS. The Company's hardware and software used in its e-commerce system, or that of its host and/or affiliates, could be damaged by fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company's web site could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. These system problems could have adverse effects on the Company's business. Insurance may not adequately compensate the Company for any losses that may occur due to any failures or interruptions in its systems. The Company does not presently have a formal system disaster recovery plan.

         The Company's web site must accommodate a high volume of traffic and deliver frequently updated information. The Company's web site may experience slower response times or decreased traffic for a variety of reasons. The Company's web site could experience disruptions or interruptions in service due to the failure or delay in transmissions over the Internet. In addition, the Company's customers generally depend on Internet service providers, online service providers and other web site operators for access to the Company's web site. Such operators and providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to the Company's systems. Moreover, the World Wide Web's infrastructure may not be able to support continued growth in its use. Any of these problems could adversely affect the Company's business.

         RISKS RELATING TO TECHNOLOGICAL CHANGE. E-commerce is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, the Company must adapt to this rapidly changing market by continually improving the performance, features and reliability of its online services. The Company could also incur substantial costs if it needs to modify its services or infrastructure in order to adapt to these changes. The Company's business could be adversely affected if it incurs significant costs without adequate results or cannot adapt to these changes.

         GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, although it was held unconstitutional, the Telecommunications Act of 1996 prohibited the transmission over the Internet of certain types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission ("FCC") in the same manner as other telecommunications services and some local telephone carriers have petitioned the FCC to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers. Any new laws or regulations relating to the Internet could adversely affect the Company's business.

         SECURITY RISKS. A significant barrier to electronic commerce and communications over the World Wide Web has been the need for secure transmission of confidential information as is necessary for transaction processing. Internet usage could decline if any well-publicized compromise of security occurred. The Company may incur additional costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third person were able to misappropriate the Company's users' personal information or credit card information, the Company could be subjected to claims, litigation or other potential liabilities.

         DEPENDENCE ON RELATIONSHIPS WITH CREATORS. The success of the Company depends in part on the Company entering into agreements with additional best-selling authors and media celebrities to create intellectual properties. The ability of the Company to do so depends in part upon personal relationships with such persons by certain members of the Company's management. The Company could be adversely affected by the loss of the services of one or more of such persons, any adverse change in these relationships or the failure to continue to develop such relationships.

         TRADEMARKS AND PROPRIETARY RIGHTS. The Company's intellectual properties are the principal assets of the Company's intellectual property division. The Company has filed federal trademark registration applications for its existing trademarks and files applications for trademark and copyright protection for each of its intellectual properties. Although to date the Company has approximately 30 U.S. registered trademarks and applications to register additional trademarks are pending, there can be no assurance that any such additional applications will be approved, or that the Company will have the resources necessary to enforce its proprietary rights against infringement by others. The Company could be adversely affected if it is unable to protect or enforce its proprietary rights.

         DEPENDENCE ON MANAGEMENT. Mitchell Rubenstein, the Company's Chairman of the Board and Chief Executive Officer, and Laurie S. Silvers, the Company's Vice Chairman and President, have been primarily responsible for the organization of the Company and the development of its business. They have both renewed their employment agreements with the Company, each for an additional five-year term. Their employment agreements provide, among other things, that the Company's termination of either of their agreements without "cause" will also constitute a termination of the other agreement without "cause" (as defined in such agreements), and that termination without cause entitles each to receive his or her salary for the remainder of the original term of employment. The Company is the beneficiary of $1,000,000 in key man insurance on the lives of each of these executives, of which $500,000 per policy has been pledged to one of the Company's senior creditors. The loss of the services of either of these individuals would adversely affect the Company. The Company's future success will also be dependent upon its ability to attract and retain other qualified and creative management, administrative and other personnel.

         DIVIDENDS. The Company has not paid any cash dividends on its Common Stock since its inception. Dividends on the Company's Series A Preferred Stock and Series B Preferred Stock are payable solely in shares of Common Stock. The Company's outstanding Series C Preferred Stock accrues dividends at the annual rate of 4%, payable in cash or in stock, and its outstanding Series D Preferred Stock and the Series D-2 Preferred Stock accrue dividends at the annual rate of 7%, payable in cash or in stock at the time of conversion. The Company intends to retain earnings remaining after payment of such cash dividends to finance the development and expansion of its business.

         TRADING MARKET FOR COMMON STOCK. The Company's Common Stock is quoted on the Nasdaq SmallCap Market and the Boston and Philadelphia Stock Exchanges. Historically there has been a relatively limited trading market for Big Entertainment's Common Stock, and it is uncertain whether a more active trading market for the Common Stock will develop or, if developed, that it would be sustained.

         POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Common Stock could be subject to significant fluctuation in response to the Company's operating results and other factors, including general price fluctuations in securities markets. From time to time the stock markets have experienced extreme price and volume fluctuations. This volatility has had significant effects on the market prices of securities issued by many companies, especially smaller public companies, often for reasons unrelated to their operating performance.

         SHARES ELIGIBLE FOR FUTURE SALE. As of the date of this Prospectus, approximately 3,887,270 shares of Common Stock held by existing shareholders and 186,405 shares of Common Stock held in escrow constitute "restricted shares" as defined in Rule 144 under the Securities Act, and may only be sold if such shares are registered under the Securities Act or sold in accordance with Rule 144 or another exemption from registration under the Securities Act. Sales under Rule 144 are subject to the satisfaction of certain holding periods, volume limitations, manner of sale requirements, and the availability of current public information about the Company. Substantially all of the Company's restricted shares of Common Stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders, including the Common Stock covered by this Prospectus, which will permit the sale of registered shares of Common Stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. The Company is unable to estimate the amount, timing or nature of future sales of outstanding Common Stock. Sales of substantial amounts of the Common Stock in the public market may have an adverse effect on the market price thereof.

         EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES. As of the date of this Prospectus, the Company has outstanding options and warrants to purchase an aggregate of 2,441,964 shares of Common Stock, 217,600 shares of Series A Preferred Stock and 122,846 shares of Series B Preferred Stock, each convertible into a like number of shares of Common Stock, 20,000 shares of Series C Preferred Stock convertible into 500,000 shares of Common Stock, 250 shares of Series D Preferred Stock convertible into a maximum of 708,455 shares of Common Stock and 50 shares of Series D-2 Preferred Stock convertible into a maximum of 100,000 shares of Common Stock. As long as these options, warrants and convertible securities remain unexercised or are not converted, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the options, warrants and convertible securities may be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by these securities.

         ANTI-TAKEOVER PROVISIONS. The Company's Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors can, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Preferred stock could also be issued to discourage, delay or prevent a change in control of the Company, although the Company does not currently intend to issue any additional series of its preferred stock.

         The Company has adopted a Shareholders' Rights Plan and in September 1996 declared a dividend of one right (a "Right") for each outstanding share of Common Stock. Each holder of a

Right has the right to purchase from the Company one share of Common Stock at a price of $25.00 per share upon the occurrence of specific events. See "Description of Capital Stock -- Shareholders' Rights Plan." These Rights may cause substantial dilution to a person or group that attempts to acquire the Company in a manner or on terms not approved by the Board of Directors. The Shareholders' Rights Plan is intended to encourage a person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Board of Directors. The Shareholders' Rights Plan, however, may discourage a future acquisition of the Company, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. The Company has entered into agreements with each of its directors and certain of its officers providing for indemnification to the fullest extent permitted by law.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of any of or all of the shares being offered by the Selling Shareholders under this Prospectus, but it will receive approximately $1,896,500 upon the exercise of the warrants for which the underlying shares of Common Stock are being registered under this Prospectus. The Company estimates it will spend approximately $20,000 in connection with the registration of the offered shares.

                              SELLING SHAREHOLDERS

         The Selling Shareholders have not been employed by, held office in, or had any other material relationship with the Company or any of its affiliates within the past three years. The following table sets forth certain information with respect to the ownership of the Company's Common Stock by the Selling Shareholders as of the date of this Prospectus.

                                                       BENEFICIAL                                     OWNERSHIP OF COMMON STOCK
                                                  OWNERSHIP OF COMMON                                       AFTER OFFERING
                                                STOCK PRIOR TO OFFERING             NUMBER OF                     (1)
                                             -------------------------------     SHARES OFFERED     -------------------------------
NAME AND ADDRESS OF SELLING SHAREHOLDERS          SHARES         PERCENTAGE          HEREBY             SHARES           PERCENTAGE
-----------------------------------------    ---------------    ------------    ----------------    ------------      -------------
KA Investments LDC                                414,509(2)      4.999%             900,246(3)           0               *
c/o Deephaven Capital
  Management LLC
1712 Hopkins Crossroads
Minnetonka, MN  55305

Mr. Zubair Kazi                                   164,626(4)          2%             169,626(3)           0               *
3671 Sunswept Drive
Studio City, CA  91604

Deephaven Opportunity                             141,667(5)          2%             175,000(3)           0               *
  Master Fund L.P.
c/o Deephaven Capital
  Management LLC
1712 Hopkins Crossroads
Minnetonka, MN  55305

Auric Partners Limited                            500,000(6)          6%              20,000(7)       500,000            6%
7575 East Fulton Road
Ada, MI  49355

-------------------------
 *     Less than 1%.

(1) Assumes that all shares offered hereby are sold under this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of shares that will actually be sold under this offering or the number or percentage of shares of Common Stock that the Selling Shareholders will actually own upon completion of this offering.

(2) The terms of the Series D Preferred Stock restrict the ability of the holders thereof to convert shares of the Series D Preferred Stock (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock beneficially owned by them and their affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion. Subject to this limitation, the shares listed in this table as being beneficially owned by KA Investments LDC consist of 600,384 shares of Common Stock issuable upon conversion of 200 outstanding shares of the Company's Series D Preferred Stock at a maximum conversion price of $3.4978 per share, 167,517 shares of Common Stock issuable upon the exercise of a warrant having a maximum exercise price of $4.35 per share, and 112,345 shares of Common Stock issuable upon the exercise of a warrant having a maximum exercise price of $5.25625 per share. Because the number of shares of Common Stock issuable as a result of the foregoing is dependent in part upon the market price of the Common Stock prior to the date of issuance, the actual number of shares of Common Stock that will be issued to KA Investments LDC and, consequently, the number of shares of Common Stock that will be beneficially owned by KA Investments LDC, will fluctuate daily and cannot be determined at this time.

(3) Represents shares of Common Stock issuable upon conversion in full of the Preferred Stock, as payment of dividends thereunder and exercise in full of the warrants. Because the actual number of shares of Common Stock issuable as a result of the foregoing is dependent in part upon the market price of the Common Stock prior to the date of issuance, the actual number of shares of Common Stock that will be issued and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. Accordingly, the Company has contractually agreed to include herein the listed number of shares of Common Stock issuable upon conversion of the Preferred Stock, payment of dividends thereunder and upon exercise of the warrants.

                                      -10-

(4) Consists of 108,071 shares of Common Stock issuable upon conversion of 50 shares of the Company's Series D Preferred Stock at a maximum conversion price of $4.6266 per share, 33,833 shares of Common Stock issuable upon the exercise of a warrant having a maximum exercise price of $5.625 per share, and 22,722 shares of Common Stock issuable upon the exercise of a warrant having a maximum exercise price of $6.75 per share. The terms of the Series D Preferred Stock restrict the ability of the holders thereof to convert shares of the Series D Preferred Stock (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock beneficially owned by them and their affiliates after such conversion exceeds 4.9999% of the then issued and outstanding shares of Common Stock following such conversion.

(5) Consists of 100,000 shares of Common Stock issuable upon conversion of 50 outstanding shares of the Company's Series D-2 Preferred Stock at a maximum conversion price of $5.00 per share, 25,000 shares of Common Stock issuable upon the exercise of a warrant having a maximum exercise price of $5.175 per share, and 16,667 shares of Common Stock issuable upon the exercise of a warrant having a maximum exercise price of $6.255 per share. The terms of the Series D-2 Preferred Stock restrict the ability of the holder thereof to convert shares of the Series D-2 Preferred Stock (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock beneficially owned by it and its affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion.

(6) Consists of shares of Common Stock issuable upon conversion of all 20,000 outstanding shares of the Company's Series C Preferred Stock.

(7) Consists of shares of Common Stock issuable as quarterly dividends on the Company's Series C Preferred Stock.


                              PLAN OF DISTRIBUTION

         The Selling Shareholders, their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the shares of Common Stock being registered hereunder in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the Selling Shareholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of the applicable exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, (g) a combination of any such methods of sale and (h) any other method permitted pursuant to applicable law.

         From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith or in settlement of securities loans. If the Selling Shareholders engage in such transactions, the applicable conversion price may be affected. From time to time the Selling Shareholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the brokers may offer and sell the pledged shares from time to time.

         In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The Selling Shareholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Neither the Company nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the shares from time to time.

         Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the shares may not be sold therein unless the shares have been registered or qualified for sale in such state or an exemption from such requirement is available and is complied with.

         The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Although the Company will pay certain expenses in connection with this offering, estimated to be approximately $20,000, it will not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the Selling Shareholders. The Selling Shareholders have also agreed to indemnify the Company, its directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

         The Selling Shareholders and other persons participating in the distribution of the shares offered hereby are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of November 20, 1998, 7,875,674 shares of Common Stock and an aggregate of 360,746 shares of Preferred Stock were outstanding, and 186,405 shares of Common Stock were issued and held in escrow. The transfer agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to shareholders after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding shares of the Company's Preferred Stock. The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors will be able to elect all members of the Board of

Directors. A majority vote will also be sufficient for other actions that require the vote or concurrence of shareholders. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

         GENERAL. The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. The issuance of Preferred Stock by the Board of Directors could affect the rights of the holders of Common Stock. For example, an issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights of Common Stock.

         SERIES A PREFERRED STOCK. The Company has designated 217,600 shares of Preferred Stock as the Company's Series A Variable Rate Convertible Preferred Stock (the "Series A Preferred Stock"), all of which are issued and outstanding. The Series A Preferred Stock has a stated value of $6.25 per share and accrues non-cash dividends, payable quarterly in shares of Common Stock based on prevailing market prices for the Common Stock. The dividends accrue on the stated value of the outstanding shares of Series A Preferred Stock at a variable rate equal to a specified bank prime rate (7.75% as of the date of this Prospectus). The Series A Preferred Stock is convertible into a like number of shares of Common Stock and it is redeemable at the Company's option for $7.1875 per share in cash. The holders of the Series A Preferred Stock will be entitled to vote together with the holders of Common Stock on all matters, with each share of Series A Preferred Stock having one vote. The Series A Preferred Stock will have a liquidation preference of $7.1825 per share over the Common Stock. The Company and certain holders of Common Stock (Mitchell Rubenstein, Laurie S. Silvers, Martin H. Greenberg and Asbury Park Press, Inc.) agreed in connection with the sale of the Series A Preferred Stock that the Company shall appoint one nominee of Tekno Simon, LLC, the holder of all outstanding shares of the Series A Preferred Stock, to the Company's Board of Directors and that these shareholders shall vote their shares for election of such nominee to the Company's Board of Directors. The current nominee is Deborah J. Simon, who was appointed to the Board in November 1996.

         SERIES B PREFERRED STOCK. The Company has designated 142,223 shares of Preferred Stock as its Series B Variable Rate Convertible Preferred Stock (the "Series B Preferred Stock") of which 122,846 shares are outstanding. The terms of the Series B Preferred Stock are identical to those of the Series A Preferred Stock, except that the stated value of the Series B Preferred Stock is $5.21 per share.

         SERIES C PREFERRED STOCK. The Company has designated 100,000 shares of its Preferred Stock as Series C Preferred Stock, 20,000 of which shares are issued and outstanding. Holders of Series C Preferred Stock are entitled to quarterly dividends, payable in cash or common stock, at the annual rate of 4%. The Series C Preferred Stock is convertible into an aggregate of 500,000 shares of Common Stock and has a liquidation preference of $100 per share over the Common Stock. The

Series C Preferred Stock ranks junior to the Series A Preferred Stock and Series B Preferred Stock as to payment of dividends and liquidation rights. Each share of Series C Preferred Stock is entitled to one vote per share, together with the holders of shares of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock, as a single class on all matters presented to a vote of the Company's shareholders, except as otherwise expressly required by law.

       SERIES D PREFERRED STOCK. The Company has designated 1,000 shares of its Preferred Stock as Series D Preferred Stock, 250 shares of which are issued and outstanding. Holders of Series D Preferred Stock are entitled to cumulative dividends at the annual rate of 7% payable in cash or in shares of Common Stock on each conversion date. Shares of Series D Preferred Stock are convertible by the holder thereof into shares of Common Stock at a conversion price equal to 105% of the closing bid price as reported by NASDAQ for the five trading days immediately preceding the closing of the sale of the preferred shares. Shares of Series D Preferred Stock shall be automatically converted into shares of Common Stock on the earlier to occur of (i) September 30, 2001, (ii) the third trading day immediately preceding the closing of the first sale under a bona fide underwritten initial public offering of the Common Stock of Huge Entertainment, Inc. with net proceeds to Huge Entertainment, Inc. (or any successor of Huge Entertainment, Inc.) of at least $10,000,000, or (iii) the 10th trading day immediately preceding the closing of a transaction resulting in a change of control of the Company. The terms of the Series D Preferred Stock restrict the ability of the holders thereof to convert shares of the Series D Preferred Stock (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock beneficially owned by them and their affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion. The Company has the option to redeem all or any portion of the shares of Series D Preferred Stock that are outstanding at the time for a cash redemption price per share which is equivalent to a 20% premium over the value that the holders of the shares of said Preferred Stock would realize if the shares of Series D Preferred Stock were converted into shares of Common Stock at the time of redemption. The purchase agreements pursuant to which the outstanding shares of Series D Preferred Stock were issued also provide for the contingent issuance of shares of the Company's Common Stock to the holders of Series D Preferred Stock based on the market value of the Company's Common Stock relative to the conversion price on the 150th, 240th and 365th day following the closing. These contingently issuable shares are to be issued if the average closing bid price for the Company's Common Stock for the 10-day trading period preceding the dates noted above is less than 116% of the conversion price in effect on the dates noted above. Upon any liquidation, dissolution or winding up of the Company, holders of Series D Preferred Stock are entitled to payment of the $10,000 stated value for each such share held plus all due but unpaid dividends before any payment is made to holders of Common Stock. The Series D Preferred Stock carries no voting rights, and ranks junior to the Series A, B and C Preferred Stock.

       SERIES D-2 PREFERRED STOCK. The Company has designated 50 shares of its Preferred Stock as Series D-2 Preferred Stock, all 50 shares of which are issued and outstanding. Holders of Series D-2 Preferred Stock are entitled to cumulative dividends at the annual rate of 7% payable in cash or in shares of Common Stock on each conversion date. Shares of Series D-2 Preferred Stock are convertible by the holder thereof into shares of Common Stock at a conversion ratio equal to a fraction, the numerator of which is aggregate stated value of such shares of Series D-2 Preferred Stock plus accrued but unpaid dividends, and the denominator of which is the conversion price at the time of conversion. The conversion price is initially set at $5.00, based on the market price of the Common Stock as of the date the transaction was agreed to. Shares of Series D-2 Preferred

Stock shall be automatically converted into shares of Common Stock on the earlier to occur of (i) November 18, 2001, (ii) the third trading day immediately preceding the closing of the first sale under a bona fide underwritten initial public offering of the Common Stock of Huge Entertainment, Inc. with net proceeds to Huge Entertainment, Inc. (or any successor of Huge Entertainment, Inc.) of at least $10,000,000, or (iii) the 10th trading day immediately preceding the closing of a transaction resulting in a change of control of the Company. The terms of the Series D-2 Preferred Stock restrict the ability of the holders thereof to convert shares of the Series D-2 Preferred Stock (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock beneficially owned by them and their affiliates exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion. The Company has the option to redeem all or any portion of the shares of Series D-2 Preferred Stock that are outstanding at the time for a cash redemption price per share which is equivalent to a 20% premium over the value that the holders of the shares of said Preferred Stock would realize if the shares of Series D-2 Preferred Stock were converted into shares of Common Stock at the time of redemption. The purchase agreements pursuant to which the outstanding shares of Series D-2 Preferred Stock were issued also provide for the contingent issuance of shares of the Company's Common Stock to the holders of Series D-2 Preferred Stock based on the market value of the Company's Common Stock relative to the conversion price on the 150th, 240th and 365th day following the closing. These contingently issuable shares are to be issued if the average closing bid price for the Company's Common Stock for the 10-day trading period preceding the dates noted above is less than 116% of the conversion price in effect on the dates noted above. Upon any liquidation, dissolution or winding up of the Company, holders of Series D Preferred Stock are entitled to payment of the $10,000 stated value for each such share held plus all due but unpaid dividends before any payment is made to holders of Common Stock. The Series D-2 Preferred Stock carries no voting rights, and ranks junior to the Series A, B, C and D Preferred Stock.

                                  LEGAL MATTERS

         The validity of the Shares is being passed upon for the Company by Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131.

                                     EXPERTS

         The financial statements of the Company incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the report of Arthur Andersen LLP as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's website located at HTTP://WWW.SEC.GOV.

         Quotations for the prices of the Company's Common Stock appear on the Nasdaq SmallCap Market, and reports, proxy statements and other information about the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Quotations also appear on the Boston and Philadelphia Stock Exchanges and the previously mentioned information may be inspected at One Boston Place, Boston, Massachusetts 02108, and 1900 Market Street, Philadelphia, Pennsylvania 19103, respectively.

         The SEC allows companies to "incorporate by reference" the information filed with it, which means that companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that the Company files with the SEC will automatically update and supersede this information. The Company incorporates by reference the following filings and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"): the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and the Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998.

         We have has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock covered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, as permitted by the SEC's rules and regulations. For further information with respect to the Company and the Common Stock offered under this Prospectus, please refer to the Registration Statement, including the exhibits. Copies of the Registration Statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the Registration Statement.

         We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon request, a copy of any or all of the information incorporated herein by reference. Exhibits to any of the documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: Mitchell Rubenstein, Chief Executive Officer, Big Entertainment, Inc., 2255 Glades Road, Suite 237 West, Boca Raton, Florida 33431, telephone number (561) 998-8000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company estimates that its expenses in connection with this registration statement will be as follows:

         Securities and Exchange Commission registration fee.....    $ 1,500.17
         Legal fees and expenses.................................     10,000.00
         Accounting fees and expenses............................      5,000.00
         Miscellaneous...........................................      3,499.83
                                                                       --------
                  Total..........................................    $20,000.00
                                                                     ==========


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in the FBCA. The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law. The Company has also entered into agreements with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Pursuant to certain registration rights agreements, each of the Company and the Selling Shareholders has agreed to indemnify the others and their directors, officers, agents and representatives (and with respect to the indemnification by the Company, any underwriters) against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 16.          EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
-------           ----------------------
 4.1              Articles of Incorporation of the Company, as amended.(1)

 4.2              Articles of Amendment to Articles of Incorporation dated
                  November 25, 1998.

 5.1              Opinion of Broad and Cassel.

10.1              Preferred Stock Purchase Agreement dated as of September 30,
                  1998.(1)

10.2              Preferred Stock Purchase Agreement dated as of November 6,
                  1998.(1)

10.3              Preferred Stock Purchase Agreement dated as of November 18,
                  1998.

23.1              Consent of Broad and Cassel (included in Exhibit 5.1 hereto).

23.2              Consent of Arthur Andersen LLP.

24.1              Power of Attorney (included at Page II-4 of this Registration
                  Statement).

------------------------
(1) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1998.

ITEM 17.  UNDERTAKINGS.

         (a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)      Include any prospectus required by Section
10(a)(3) of the Securities Act.

                           (ii)     Reflect in the prospectus any facts or
events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)    Include any additional or changed material
information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 1st day of December, 1998.

                                              BIG ENTERTAINMENT, INC.

                                              By: /s/ MITCHELL RUBENSTEIN
                                                  ------------------------------
                                                  Mitchell Rubenstein
                                                  Chairman of the Board and
                                                     Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell Rubenstein his or her true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                   TITLE                              DATE
---------                                                   -----                              ----
  /s/  MITCHELL RUBENSTEIN                     Chairman of the Board and Chief           November 25, 1998
---------------------------------               Executive Officer (Principal
MITCHELL RUBENSTEIN                                  executive officer)

  /s/  LAURIE S. SILVERS                       Vice Chairman of the Board and            November 25, 1998
---------------------------------                         President
LAURIE S. SILVERS

  /s/  MARCI L. YUNES                              Chief Financial Officer               November 25, 1998
---------------------------------                 (Principal financial and
MARCI L. YUNES                                       accounting officer)

                                                          Director                       November __, 1998
---------------------------------
LAWRENCE GOULD

SIGNATURE                                                   TITLE                              DATE
---------                                                   -----                              ----
 /s/  MARTIN H. GREENBERG                                 Director                       November 25, 1998
---------------------------------
MARTIN H. GREENBERG

 /s/  HARRY T. HOFFMAN                                    Director                       November 25, 1998
---------------------------------
HARRY T. HOFFMAN

                                                          Director                       November __, 1998
---------------------------------
E. DONALD LASS

 /s/  JULES L. PLANGERE                                   Director                       November 25, 1998
---------------------------------
JULES L. PLANGERE

                                                          Director                       November __, 1998
---------------------------------
DEBORAH J. SIMON

                                 EXHIBIT INDEX*

EXHIBIT           DESCRIPTION
-------           -----------
 4.2              Articles of Amendment to Articles of Incorporation dated
                  November 25, 1998.

 5.1              Opinion and Consent of Broad and Cassel.

10.3              Preferred Stock Purchase Agreement dated as of November 18,
                  1998.

23.2              Consent of Arthur Andersen LLP.

----------
* The other exhibits listed in Part II of this Registration Statement are incorporated by reference as noted in Part II.